December 24, 2007

Mr. Larry Hargrave
Chief Executive Officer
Best Energy Services, Inc.
1010 Lamar Suite 1200
Houston, Texas 77002

Attention:	Mr. Larry Hargrave
Chief Executive Officer

Dear Mr. Hargrave

This will confirm the understanding and agreement (this "Agreement") between Andrew Garrett, Inc. and its affiliates (collectively, the "Placement Agent"), and Best Energy Services, Inc. and its affiliates (collectively, the "Company") as follows:

1.           Retention of Placement Agent.
               The Company hereby engages the Placement Agent, and the Placement Agent hereby accepts such engagement, as the Company's exclusive agent for the Private Placement (as defined below), which such engagement (and this Agreement) shall terminate 180 days from the date this agreement is executed and the completion of the Placement Agent's due diligence. Pursuant to such engagement, the Placement Agent agrees to use its best efforts to raise for the Company two financings in the form of:

(a)      Twelve month Bridge note financing in the amount of $800,000. The note holders shall receive stock equal to their investment at the same price and valuation as the investors in Financing B ("Equity Incentive"). In addition, the note holders shall have the option to "roll over" their notes into Financing B in lieu of repayment of principal. Should the note holders elect to do so, such "roll over" will be treated as a cash investment into Financing B and fees shall be payable to Placement Agent in accordance with the fees outlined in this agreement.

(b)      $12,000,000 of Equity or Mezzanine financing.

In addition, Placement Agent will use its best efforts to arrange approximately $23,000,000 in debt financing with one of its partners, ECH Consulting. The terms of this engagement are to be arranged under a separate engagement agreement with ECH Consulting.

The above terms are preliminary. Should the amounts or structure of the above financings differ from the contemplated amounts and structure, the fees payable shall be calculated based on the fee structure outlined in this agreement.

Initials: /s/ J.G.	Initials: /s/ L.H.
Joel Gold	Larry Hargrave

Employees and the families of Placement Agent may participate in the financings.

2.             The Private Placement.
(a)           The Private Placement shall be structured as a transaction exempt from Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and shall comply with Section 4(2) of the Securities Act and Regulation D thereunder and state securities laws and shall be offered and sold solely to "accredited investors," as defined in Rule 501 under the Securities Act. The Private Placement shall be conducted by the Placement Agent on a best efforts basis.

(b)            The Private Placement will be subject to compliance with the Securities Act and other applicable federal and state securities laws. The Placement Agent shall comply with the Rules of Conduct of the National Association of Securities Dealers, Inc. (the "NASD"). The feasibility of the Private Placement will depend upon the results of our investigation of the Company, information about the Company that the Placement Agent may receive including, but not limited to, due diligence reports concerning the Company's operations, management, and business plan, and the continuation of the operation of the Company without material adverse change.

(c)           Notwithstanding anything to the contrary herein, the Company shall retain the right to alter the terms of the Private Placement, provided that if, within a 24 month period following the date of this Agreement, the Company or any of its subsidiaries sells any security or debt instrument to an actual or potential subscriber to the Private Placement that was previously identified by the Placement Agent, then the Company shall pay the Placement Agent the commissions set forth in Paragraph 3 and Paragraph 4 hereof for such sale.

(d)            The Company will comply with all Blue-Sky requirements.

3.             Commissions; Expenses.
(a)           The commissions payable to the Placement Agent for the Private Placement offering shall be: (i) three percent of total amount raised (3%) management fee; and (ii) seven percent of total amount raised (7%) selling commission on the securities placed in this offering, including the proceeds derived from the exercise of the investors warrants issued, if any (a total of ten percent (10%)).

(b)           In addition, two (2%) of the total amount raised shall be payable to the Placement Agent for unaccountable expenses. It is understood that the Placement Agent may engage certain experts, subject to the prior approval of the Company which shall not be unreasonably withheld, for analysis of the Company's operations, management, and business plan, and that such analyses may be material to the decision of the Placement Agent as to the feasibility of the proposed Private Placement.

(c)           If the Placement Agent has raised the funds under the terms agreed upon in this Agreement, and if the Company does not close under said terms, the Placement Agent shall be entitled 50% of the fees outlined above 3(a) and 3(b).

Initials: /s/ J.G.	Initials: /s/ L.H.
Joel Gold	Larry Hargrave

(d)           The Company will pay all direct expenses incurred in connection with: (i) the preparation and printing of all other documents and instruments required in connection with the Private Placement (whether or not ultimately consummated) including, without limitation, the Placement Agent's Warrants (as defined below) and the shares issuable upon the exercise of the Placement Agent's Warrants; (ii) the Company's actual expenses for accounting and legal costs involved with the Private Placement; (iii) blue sky filings, including fees, disbursements, and counsel fees with respect to blue sky qualification; (iv) the road show, if any.

4. Placement Agent's Warrants/Shares

(a)           For Financing A. Upon the successful completion and closing of the bridge financing, the Company will issue to the Placement Agent shares of the Company's common stock equal to 10% of the amount of shares received by the note holders upon investment (the Equity Incentive). The Placement Agent's Shares shall contain certain anti-dilution provisions consistent with transactions of the type contemplated herein. Such anti-dilution provisions shall protect against dilution in both price and percentage of the Company if there shall be any stock split, stock dividend, recapitalization, or reorganization of the common stock or any successor securities. The shares shall be included in the first registration statement following the closing of the financing.

(b)           For Financing B. Upon the successful completion and closing of the Private Placement, the Company will issue to the Placement Agent warrants to acquire Units which shall be identical to the Units in the Private Placement (the "Placement Agent's Warrants"). The amount of the Placement Agent's Warrants shall equal ten percent (10%) of the Units sold in the Private Placement. The exercise price of the Placement Agent's Warrants shall be equal to the price of the Units sold to investors in the Private Placement. In addition, in the event that this offering includes warrants to the investors, the Placement Agent shall receive 10% of the total number of warrants that the investor receives. The exercise price of these Placement Agent warrants shall be identical to the exercise price for the investor. The Placement Agent's Warrants shall be exercisable for a period of five (5) years commencing one year after the date of this Agreement and shall contain certain anti-dilution provisions consistent with transactions of the type contemplated herein. Such anti-dilution provisions shall protect against dilution in both price and percentage of the Company if there shall be any stock split, stock dividend, recapitalization, or reorganization of the common stock or any successor securities. The shares underlying the Placement Agent's warrants shall be registered at the same time as the Investor shares are registered. The Placement Agent's Warrants shall not be transferable; provided that, if such transfers are made in accordance with Section 4(2) of the Securities Act, the Placement Agent may transfer all or any portion of the Placement Agent's Warrants to its affiliates, associates and employees. The warrants shall provide for a cashless exercise and shall be issued to the Placement Agent at the closing of the Private Placement. The shares underlying the warrants shall be included in the first registration statement following the closing of the financing.

5.          Undertaking to Give Notice of Events
Until the date of the last closing of the Private Placement, the Company shall accordingly and promptly disclose matters relating to the Company that shall effect the Private Placement in the negative or change the Company's status.

Initials: /s/ J.G.	Initials: /s/ L.H.
Joel Gold	Larry Hargrave

6.             Inclusion in Future Offerings.
(a)           The Placement Agent will have the right of first refusal on any private equity, debt or rights offering for a period of 24 months from the date of closing.

(b)           The Company will use reasonable commercial efforts to ensure that the Placement Agent will be included as a co-manager and be named on the front and back covers of the prospectus relating thereto in the next underwritten public offering of securities of the Company. In the event that the lead manager objects to such arrangement, the Company will use reasonable commercial efforts to ensure that the Placement Agent will be included as a member of the underwriting or selling group in the next underwritten public offering of securities of the Company.

7.             General Conditions.
The Placement Agent's intention as expressed in this Letter Agreement is subject to the following general conditions:

(a)           All relevant terms, conditions, and circumstances relating to the Private Placement will be satisfactory to the Placement Agent and its counsel.

(b)           Subject to the Company's prior written approval, the Placement Agent will have the right to choose one or more Co-Managers, reasonably acceptable to the Company, to assist it in the Private Placement. Such Co-Managers will be paid by the Placement Agent from the amounts it would otherwise have received from the Company as set forth herein.

(c)           There will have been no materially adverse change in the business or financial condition of the Company.

(d)           Affiliates, associates and employees of the Placement Agent as well as family members of affiliates, associates and employees of the Placement Agent who are otherwise accredited investors as defined in rule 501 of the securities act shall be entitled to invest in the Private Placement.

(e)           All references to monetary amounts in this Agreement shall be in United States dollars.

8.              Indemnification.
                 Recognizing that transactions of the type contemplated by this engagement sometimes result in litigation and that the Placement Agent's role is limited to acting as the Company's agent, the Company agrees to indemnify the Placement Agent (and its directors, officers, agents, employees, and controlling persons) to the full extent lawful against any and all claims, losses and expenses (including all reasonable fees and disbursements of the Placement Agent and such person's counsel and the Placement Agent's and such person's reasonable travel and other out-of-pocket expenses reasonably and necessarily incurred in connection with the investigation of, and preparation for, any such pending or threatened claims and any litigation or other proceeding) arising out of any actions or omissions by the Company (and its directors, officers, agents, employees, and controlling persons) in

Initials: /s/ J.G.	Initials: /s/ L.H.
Joel Gold	Larry Hargrave

settlement tantamount thereto) to constitute willful misconduct, bad faith or gross negligence on the part of the Placement Agent. The foregoing indemnification agreement shall be in addition to any rights that any indemnified party may have at common law.

9.          Miscellaneous Provisions.

(a)           The Placement Agent shall have the right to appoint one member to the Board of Directors, or appoint an advisor to the board, to be compensated on the same basis as an outside Board member.

10.           Confidential Information.
All information that is identified in writing or verbally by the Company as confidential shall remain the property of the Company and shall not be used by the Placement Agent in any way except in connection with the services performed or to be performed under this Agreement. The foregoing shall not apply to any information that is or becomes publicly available without breach of this Agreement, which is rightfully received by Placement Agent from a third party without such restrictions, which is made available by the Company to third parties without such restrictions, or which is released in writing from such restrictions by the Company.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Placement Agent the enclosed copy of this Letter Agreement as set forth below.

We at Andrew Garrett look forward to working with you on this project and hope it will be the beginning of a long and mutually rewarding relationship.

AGREED AND ACCEPTED                                                      Date: 12/24/07

Andrew Garrett Inc.	Best Energy Services, Inc.

By: /s/ Joel Gold	By: /s/ Mr. Larry Hargrave
Joel Gold	Mr. Larry Hargrave
Director	Chief Executive Officer
Investment Banking